Exhibit 10.12

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Contract to Install

Material Handling Equipment

Between

Lima Energy Company

(As Owner)

And

Roberts & Schaefer Company

(As Contractor)

September 16, 2004

Material Handling Equipment

Engineering – Procurement – Installation Contract

THIS Agreement, made and entered into this 16th day of September, 2004, by and between ROBERTS & SCHAEFER COMPANY, with principal offices in Chicago, IL, herein called (“Contractor”), and LIMA ENERGY COMPANY, with principal offices in Cincinatti, OH, herein called (“Company”), separately or together may be called (Party or Parties).

WHEREAS: Lima Energy Company desires to begin construction as early as practicable following execution of this agreement, an initiative which also benefits the project by minimizing potential construction coordination conflicts with balance of plant construction; and

WHEREAS: Roberts & Schaefer desires to be sole source supplier and installation contractor for material handling equipment; and

WHEREAS: Roberts & Schaefer agrees that this agreement will largely be administered and work coordinated by The Washington Group International (WGI), as the EPC Subcontractor, on behalf of Lime Energy;

Now Therefore: In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

This contract shall be effective immediately upon the date of execution of this document.

1.	Contractor shall perform all engineering services, furnish all machinery, equipment, and materials necessary and provide all labor and supervision necessary (except that which Company shall perform or furnish without cost to Contractor as provided herein and in the proposal attached hereto) for the construction, erection, installation, start-up and performance testing of Material Handling Facilities (the Work) located at the Lima Energy facilities being constructed in Lima, Ohio, as described in the proposal, dated August 10, 2004, as amended during discussions and clarifications, and attached hereto as part of this Agreement.

2.	The total Contract Price for the engineering services, machinery, equipment, materials, and erection covered by this Agreement, is [*], excluding taxes.

3.	Contractor shall diligently carry out its duties hereunder until completion of said Work and shall do all things required of it so as to permit the completion of the Work covered by this Agreement paced according to the schedule established by WGI to support project objectives. If there shall

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

be any delay in completion of the Work due to delay by Company, or due to a change in specifications required in writing by Company, then the completion date shall be extended accordingly.

4.

All services performed by Contractor hereunder shall be in a good, suitable and workmanlike manner. The machinery, equipment and materials furnished by Contractor shall be first class in every respect and shall be suitable to satisfactorily complete the Work herein. Contractor reserves the right to make changes in material or design, which in its judgment are necessary for the improvement or operation of the Work, but only with the written consent of Company. Any extra cost incurred as a result of such change shall be added as an extra to the Contract Price, and any savings made as a result of such change shall be subtracted from the Contract Price. Contractor warrants that all material and equipment installed under this Agreement will be new unless otherwise specified, and that all work will be good quality, free from faults and defects, and in conformance with the specifications. If, within one year after initial operation of the facility, any of Contractor’s installation is found to be deficient, defective or non-conforming, Contractor will promptly correct the same after receipt of written notice from Company to do so. Further, within one year from the date of initial operation of any machinery, Contractor will supply to Company, F.O.B. factory, free of charge, parts to replace any defective parts, provided such defects are not caused by the misuse of neglect of the equipment. In consideration of furnishing such machinery parts, it is agreed that Contractor is thereby relieved of any expense or damage due to such defects. The express warranties and remedies set forth in this Agreement are exclusive and no other warranties or remedies of any kind, whether statutory, oral written, express or implied, including any implied warranty of merchantability of fitness for a particular purpose shall apply. Owner’s exclusive remedies and the Contractor’s only obligations arising out of or in connection with defective equipment or workmanship, or any other failure to perform or breach this Agreement whether based on warranty, contract, tort, or otherwise shall be those stated herein. The Contractor shall not, in no event and under no circumstances, be liable for special or consequential damages.

5.	Contractor shall hold Company harmless against any claims of infringement of any United States patent involving equipment apparatus or material designed or supplied by Contractor, provided, however, that Contractor shall have no liability to Company for claim of infringement based upon equipment hereafter agreed in writing to be furnished by Contractor in accordance with drawings and/or specifications furnished by Company. Company shall notify Contractor immediately in writing upon receipt of any such claim, Contractor shall have absolute control of the defense of any such patent claim with the right to defend or settle, and shall be allowed to make changes in equipment for the purpose of avoiding infringement if such changes do not affect the efficiency of the operation of the Facilities.

6.	Company shall provide and pay for all necessary building and erection licenses and permits, except however that the Contractor shall provide any drawings and documentation required, and otherwise support by active participation, any meetings and filings required (e.g. City of Lima Building Department plan approval, if required).

7.	Contractor shall clean up and remove from the premises all waste material and debris which may accumulate as a result of its work hereunder. Except that, any demolition of the existing brownfield infrastructure (e.g. slab foundations and floors) during initial phase of work, shall be piled conveniently near but to not interfere with work, in coordination with Lima Energy, for later removal by others. Except also that, any soil unsuitable for foundation construction shall be stockpiled nearby, but separate from any demolition concrete and steel, for removal by others, if not reused by Contractors as part of structural fill.

8.

The Contract Price for said Facilities shall be payable in United States dollars. Contractor shall invoice in accordance with the mutually agreed milestones, which will approximate the Project Cash Flow included with pricing in Proposal Document, for engineering services, equipment, materials, and fieldwork completed. Invoices under this Contract shall be paid on or before the 10th day of each calendar month, or on a mutually agreed alternative schedule. Payment of such invoices shall be made by Company within 10 days after receipt. These payments shall be made by Company monthly until ninety-five percent (95%) of the total Contract Price has been paid. The remaining five percent (5%) shall be retained by Company until the Work is completed and accepted, and until satisfactory proof has been received by Company of payment for all labor and materials furnished herein by Contractor, its subcontractors and suppliers. Payments on delayed shipments of materials that cannot be delivered or materials received because of delays by the Company shall be paid by Company when materials are ready for shipment.

9.	Company agrees to furnish all risk, builder’s risk insurance coverage for the full amount of the Contract Price to cover the materials herein specified against loss by fire or other casualties for the joint benefit of Company and Contractor, the premium for which shall be paid by Company. Contractor agrees to carry liability insurance with bodily injury limits of $1,000,000 per person and $1,000,000 per accident and property damage limits of $1,000,000 per year, for the joint benefit of Company and Contractor, the premium for which shall be paid by Contractor. Such insurance shall continue in effect, and shall not be cancelled or reduced without affording at least ten (10) days written prior notice to Company.

10.	Contractor agrees to carry Workman’s Compensation Insurance in accordance with applicable laws.

11.	Title of Facility: For security purposes only, the title and ownership of the Work called for and furnished under the terms of this Contract shall remain with Contractor until the full and final payment shall have been made according to the terms agreed upon herein. In case of default in any of the payments above provided for, contractor may repossess the Work and all additions thereto wherever found, and shall not be liable in any action of law, nor for the repayment of any money or monies which may have been paid by Company in part payment for said installation and equipment, and if said machinery or structure is placed upon mortgaged or encumbered premises, it shall be without prejudice to Contractor’s rights thereto as herein provided. It is further agreed that no machinery or structure furnished under the Contract shall become a fixture by reason of being attached to real estate and any part thereof may be separated from the real estate and may be repossessed by Contractor or by Contractor’s agent upon Company’s default in payment without any liability on the part of Contractor for such removal.

12.	In the event of default in any payment herein provided, which shall continue for twenty (20) days after written notice to Company of such defaults, then the full amount then due and unpaid complete with mark-up, including the retention, shall become due and payable and Contractor shall have the right to cease performing under this Agreement, and shall further have the right to assert its claim for a Lien against the property upon which the material has been erected.

13.

The Company anticipated that mechanical completion of the larger project will occur in the 2nd half of 2007 and that pre-commissioning, start-up, and testing to follow from then, perhaps into early 2008. Contractor agrees to support the integration of the Contract into WGI scope of services, for coordination and administration by WGI, provided that they do not unreasonably, in Contractor’s view, alter this agreement. As part of this, the Contractor agrees to work with WGI to establish appropriate schedules to cost effectively meet that objective.

14.	Within 15 days after notice of completion by Contractor of the Work, in accordance with the schedule established with WGI, Company shall accept the engineering services, machinery, equipment and materials included in the Work or notify Contractor in writing of any items Company considers necessary to be furnished for completion of the Work.

If the Work is completed and ready for testing but Company is unable, for 30 days to furnish the necessary power or other facilities necessary for such testing, then Company shall reimburse Contractor for any additional cost incurred for performing such testing after the necessary facilities are available. Should this delay in testing be extended significantly beyond that anticipated by the WGI schedule, then the Contractor may invoice for and receive up to one-half of the five percent (5%) of the Contract Price retained.

15.	It is agreed that after Contractor has completed erection of the Work according to the drawings and specifications, Contractor will assist Company personnel to place the same in operation and instruct them in its proper operation. Upon Contractor’s written notice of completion, Company will then have the next ten (10) working days in which to test the Work, and to give Contractor’s duly authorized representative a written “punch list” itemizing any objections. When all such punch list items have been corrected or satisfied, Company will then have an additional ten (10) days in which to signify acceptance or submit, in writing, its reason for non-acceptance. Failure to submit punch list items within (10) operation days following Contractor’s notification of completion shall constitute an acceptance of the Work and all reatined monies shall then become due and payable; provided, however, that this paragraph shall not affect or restrict in any way Company’s rights to all guarantees under this Agreement.

16.	Contractor shall not be held liable for delays by reason of any act of God, law, order, rules, regulation or act of governmental authority, explosion, labor disputes, labor or material shortage, transportation accident or failure, fire, strike, military authority, insurrection, or any other cause beyond Contractor’s reasonable control whether of the same or a different nature. In the event of any such delay, the date of completion shall be extended for a period equal to the time lost by the delay.

17.	“Completion” shall be defined as that point in construction at which time the Facilities have the capabilities of and, provided Contractor has complied fully with paragraph 7, hereof: and subject to Contractor’s obligation under paragraph 4 hereof.

18.	Contractor agrees to hold and save Company harmless from any loss arising from personal injury or property damage, caused solely by Contractor’s negligence, and arising out of the Work being performed by Contractor and to hold and save Company harmless against all claims for wages to be paid and materials supplied by Contractor for the Work, whether such claims are in the form of liens or otherwise.

19.	Contractor shall not assign this Agreement without the prior written consent of Company.

20.	This Contract shall be considered as being made and entered into under the laws of the State of Ohio, USA.

21.	Ownership of Drawings; All plans, drawings, specifications and the like relating to the Work shall remain the property of Roberts & Schaefer Company, and shall be used by Company only in connection with the construction, and operation of the Facility. Contractor shall provide 8-sets of preliminary as-built drawings and Job Books, sixty-days before scheduled commissioning to support training and pre-commissioning. Contractor shall also provide 8-sets of final as-built drawings and Job Books within 30-days of acceptance. One additional set of drawings in electronic form, to be determined by the Company (e.g. Auto-Cad or similar), will also be provided with final documentation.

22.	Lima Energy anticipates the initial activity by the Contractor will involve the following typical tasks: a) site visit within one week of execution to assess conditions and location of structures to be built; b) necessary survey for location for unloading vault, rotary plow tunnel, and fuel storage building for construction planning; c) evaluation of existing geotechnical information, if required, in conjunction with WGI as needed to finalize foundation design criteria; d) engineering of unloading vault, rotary plow tunnel, and fuel storage building foundation; e) planning for and meetings with City of Lima and the Ohio Power Sitting Board staff, as a requirement of mobilization; and f) mobilization to continue field activities to construct the facilities.

23.	In witness whereof, the parties hereto have executed this Agreement the day and year first above written.

As to Company:		As to Contractor:

LIMA ENERGY COMPANY		ROBERTS & SCHAEFER COMPANY

By:	/s/ Dwight N. Lockwood	By:	/s/ Illegible
Dwight N. Lockwood

Title:	Secretary	Title:	V.P.

Attest:		Attest:

By:	/s/ Richard Bailey	By:	/s/ Illegible

Title:	Sr. V.P.	Title:	Sr VP, CFO

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